EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-133783 on Form S-3 and in Registration Statement No. 333-131930, No. 333-105160 and No. 333-102876, each on Form S-8, of our reports dated December 12, 2008, relating to the consolidated financial statements of Imperial Sugar Company and subsidiaries (“the Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the explosion and fire on February 7, 2008 at the Company’s sugar refinery in Port Wentworth, Georgia) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Imperial Sugar Company for the year ended September 30, 2008.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

December 12, 2008